SMARTLINX USES STATE-OF-THE-ART FUJITSU PALM
VEIN TECHNOLOGY TO LAUNCH SMARTVM

o Application to revolutionize e-governance in India

Hyderabad, India – March 16, 2010 – Smartlinx Inc. (“Smartlinx”), (OTC BB: SMLK), is pleased to announce the launch of SmartVM, an eGovernance application to be used with biometric systems, which will use Fujitsu’s state of the art Palm Vein Authentication Technology. As previously disclosed, Smartlinx has agreed to use the SmartVM application, which will now include the Fujitsu Vein Authentication Technology, in the development of a pilot biometric based voting system for the Forest Department of the Government of Andhra Pradesh, India.

The SmartVM application will operate through a device called the PalmSecure. This device scans the unique vein pattern located inside the palm of a person to be verified as and when he or she places their palm on the device’s screen. Based on certain parameters, the device runs an automated verification test of the person thereby confirming his or her identity and if not, then alerting the checker that the person is a fraud or not an authorized entry to the place. PalmSecure is made to last heavy duty usage and tough terrains and still perform against extreme measures.

Commenting on the same, Sanjay Srivastava, Business Head (PalmSecure) at Fujitsu’s India, said “We are very glad and proud of the futuristic innovation of SmartVM. This has expanded the scope of solutions which uses our PalmSecure technology and taken it to the next level. We are sure this would fill the gaps currently being experienced in the budding e-governance measures. We can imagine the several possible solutions that SmartVM can deliver, withstanding any terrain or environmental conditions and still continue to perform. We are very happy to add SmartVM solution in the list of solutions prepared Globally using our PalmSecure technology."

Mr. Sunder Raj, Executive Director , SmartLINX said, “Fujitsu is a name that inspires trust and SmartLINX is enthused to partner them in producing the highly sophisticated verification technology that SmartVM application is. Our application can take the e-governance scene in India to the next level and give the authenticity for rural development schemes.”

About SmartLINX

Smartlinx Inc. (OTC BB: SMLK), through its wholly owned subsidiary in India, Smartlinx VoIP Networks Private Limited, offers online educational and Voice over Internet Telephony (VoIP) services.

Smartlinx has partnered with Bharat Sanchar Nigam Limited (BSNL), the largest telecommunications company in India, to provide online learning services to K-12 students, higher education students and working professionals using VVoIP connect between the tutor/teacher and the student under the service name “Live Tutor”.

Smartlinx also offers Internet Telephony solutions to businesses and individual customers for quick and secure, information, data and communication exchange. Smartlinx has partnered with Nettlinx, an Internet Service Provider in India, for delivering VoIP solutions to businesses and individual customers.

About Fujitsu Palmsecure

The Fujitsu PalmSecure is a palm-vein based strong authentication system that utilizes industry-leading vascular pattern authentication technology. Answering a worldwide need from government, financial, healthcare and private sectors, PalmSecure offers a highly reliable, contactless biometric authentication system that is both non-intrusive and easy to use.

The Fujitsu PalmSecure sensor uses a near-infrared light to capture a person’s palm vein pattern, generating a unique biometric template that is matched against pre-registered users’ palm vein patterns. The palm vein device can only recognize the pattern if the blood is actively flowing within the individual’s veins, which means that forgery is virtually impossible.

Forward Looking Statements

This news release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. In particular, there is no assurance that Smartlinx will successfully implement SmartVM in Fujitsu’s Palm Vein Technology. Readers are cautioned not to place undue reliance on the forward-looking statements made in this news release.

Contacts:

Smartlinx Inc.
Abraham Joy
+1.201.751.0602
a.joy@smartlinxinc.com